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                                                                  Exhibit (i)(1)

BELL, BOYD & LLOYD LLC
                                             THREE FIRST NATIONAL PLAZA
                                             70 WEST MADISON STREET, SUITE 3300
                                             CHICAGO, ILLINOIS 60602-4207
                                             312 372-1121    FAX 312 372 2098

                                             OFFICES IN CHICAGO
                                             AND WASHINGTON, D.C.


                                November 15, 2001



CCMA Select Investment Trust
190 South LaSalle Street
Suite 2800
Chicago, IL  60603

Ladies and Gentlemen:

         We have acted as counsel for CCMA Select Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest ("Shares") of the series designated CCMA Select Money Market Fund and CCMA Select International Core Equity Fund (each a "Fund") in the Trust's registration statement (no. 333-67666) on Form N-1A, as amended by pre-effective amendment no. 1 thereto (the "Registration Statement").

         In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Declaration of Trust, as amended by Amendment No. 1 thereto (the "Trust Agreement"), the bylaws of the Trust, and certain resolutions of the board of trustees of the Trust (such resolutions, together with the Trust Agreement and the bylaws of the Trust, the "Governing Documents").

         For this purpose, we have assumed that, upon the sale of Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of such Shares.

         Based on such examination, we are of the opinion that the Shares of each Fund, when issued to shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be validly issued, fully paid and non-assessable Shares.

         In giving this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell dated November 15, 2001.
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CCMA Select Investment Trust
November 15, 2001
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         We consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                     Very truly yours,

                                     /s/ Bell, Boyd & Lloyd LLC


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